Exhibit 23.2

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to each reference to our firm and the discussions of advice provided by us under the headings “Taxation–Marshall Islands Tax Considerations”, “Taxation–U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus contained in the Registration Statement on Form F-4, as amended, (the “Registration Statement”) of Scorpio Bulkers Inc. dated the date hereof, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP

New York, New York
November 8, 2013